SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
August 31, 2006
Date of Report (date of earliest event reported)
OmniVision Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-29939	77-0401990

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)
1341 Orleans Drive
Sunnyvale, California 94089-1136
(Address of principal executive offices)
(408) 542-3000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURE

Section 1 – Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
     On August 31, 2006, OmniVision Technologies, Inc. (the “Company”), through its wholly-owned subsidiary OmniVision Trading (Hong Kong) Co. Ltd., entered into an Equipment Procurement Agreement (the “Equipment Agreement”) with XinTec Inc. (“XinTec”). Under the terms of the Equipment Agreement, XinTec has agreed to provide wafer level packaging services to the Company on the terms and conditions of a manufacturing agreement to be negotiated between the parties within three months following the date of the Equipment Agreement, and the Company has agreed to procure, through XinTec, up to $50,000,000 of certain equipment to be located at XinTec’s facilities for the sole purpose of providing such wafer level packaging services on behalf of the Company. In addition, XinTec has agreed to dedicate capacity to fulfill the Company’s future orders.
     The Company will periodically remit funds to XinTec for the sole purpose of procurement of the equipment in accordance with equipment lists and purchase schedules approved by the parties. The Company and XinTec have agreed to negotiate and finalize such equipment lists and purchase schedules within three months following the date of the Equipment Agreement. To the extent that the maximum purchase price of all of the equipment (including shipping costs, labor costs, taxes, duties, insurances and installation fees) to be purchased under the Equipment Agreement exceeds $50,000,000, the excess amount over $50,000,000 will be the sole obligation of XinTec. The Company will take title to the equipment as soon as practicable after it is installed at XinTec.
     The foregoing description of the Equipment Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement. A copy of the Equipment Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending October 31, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 7, 2006

OmniVision Technologies, Inc.

By:	/s/ Shaw Hong

Shaw Hong
President and Chief Executive Officer